EXHIBIT 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Versant Corporation Amended and Restated 2005 Equity Incentive Plan and Amended and Restated 2005 Employee Stock Purchase Plan, of our report dated December 8, 2006 with respect to the consolidated financial statements (which report expressed an unqualified opinion and contains an explanatory paragraph about Versant Corporation’s adoption of Statement No. 123R, “Share-Based Payments”)  of Versant Corporation for the year ended October 31, 2006 contained in the Annual Report of Versant Corporation on Form 10-K filed with the Securities and Exchange Commission on January 29, 2007.

/s/ Grant Thornton LLP
Grant Thornton LLP
San Francisco, California
May 24, 2007